Exhibit 10.1

FIRST AMENDMENT TO

CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of May 8, 2023 (this “First Amendment”), is made by and among TRANSMEDICS GROUP, INC., a Massachusetts corporation (the “Borrower”), the Lenders party hereto and CANADIAN IMPERIAL BANK OF COMMERCE as administrative agent for the Lenders (the “Administrative Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Credit Agreement referred to below.

RECITALS

WHEREAS, the Borrower, certain Lenders and the Administrative Agent are party to that certain Credit Agreement, dated as of July 25, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Loan Parties, the Lenders and the Administrative Agent wish to amend the Credit Agreement as provided herein, all on and subject to the term and conditions hereinafter set forth;

WHEREAS, the Lenders party hereto constitute the Required Lenders under the Credit Agreement; and

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto hereby covenant and agree as follows:

SECTION 1. Amendments to Credit Agreement.

(a) Section 1.1 of the Credit Agreement is hereby amended to add the defined terms below, as follows:

“Convertible Note Documents” means the Permitted Convertible Notes and each other promissory note, note purchase agreement, indenture and other material documents evidencing or relating thereto, including the confirmations evidencing the related Permitted Bond Hedge Transactions and Permitted Warrant Transactions.

“First Amendment” means that certain First Amendment to Credit Agreement dated as of May8, 2023, among the Borrower, the Lenders party thereto and the Administrative Agent.

“First Amendment Closing Date” as defined in the First Amendment.

“Permitted Bond Hedge Transaction”: any call or capped call option (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower) purchased by the Borrower in connection with (and substantially contemporaneously with) the issuance of any Permitted Convertible Notes; provided that (a) the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the issuance of such Permitted Convertible Notes in connection with such Permitted Bond Hedge Transaction, (b) such Permitted Bond Hedge Transaction does not otherwise result in the incurrence of any additional Indebtedness of the Loan Parties (other than from the issuance of the Permitted Convertible Notes in connection therewith) and (c) no cash payments or cash settlement in connection with such Permitted Bond Hedge Transaction are required following payment of the initial purchase price therefor.

“Permitted Convertible Notes”: any promissory notes issued by the Borrower that are convertible into common stock of the Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower), cash or a combination thereof, and cash in lieu of fractional shares of common stock of the Borrower; provided that (a) the stated final maturity thereof shall be no earlier than 180 days after the Term Loan Maturity Date, (b) such notes shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof prior to the date that is 180 days after the Term Loan Maturity Date (in each case, other than (i) the making of regularly scheduled cash interest payments permitted by Section 7.25(b), (ii) payments of reasonable and customary fees and expenses incurred in connection therewith as and when such fees and expenses are due, and (iii) the conversion of such notes into common stock of the Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower) (and not, for the avoidance of doubt, any settlement, payment or conversion into cash, other than cash in lieu of fractional shares of common stock of the Borrower) and (iv) mandatory repurchases as a result of a “fundamental change” or similar term), (c) the terms, conditions, fees, covenants, and cash settlement mechanics (if applicable) of such notes shall be such as are typical and customary for notes of such type (as determined by the Borrower in good faith), (d) no Subsidiary shall guarantee the obligations of the Borrower under such notes, (e) the obligations of all Persons in respect of such notes (and any guarantee thereof) shall be fully unsecured, (f) the aggregate principal amount of such notes shall not exceed $460,000,000 at any time outstanding, and (g) the rate of interest payable in cash in respect of such notes shall not exceed three percent (3.00%) per annum (as may be increased by not more than fifty basis points of additional interest under the terms of the related indenture).

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Borrower’s common stock or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower sold by the Borrower substantially concurrently with any purchase by the Borrower of a related Permitted Bond Hedge Transaction and with an initial strike price higher than the initial strike price of the Permitted Bond Hedge Transaction and settled in the Borrower’s common stock (or such other securities or property), in an amount determined by reference to the price of the Borrower’s common stock or such other securities or property and cash in lieu of fractional shares of the Borrower’s common stock; provided that except with respect to cash in lieu of fractional shares of the Borrower’s common stock, such Permitted Warrant Transactions shall not require or permit any cash settlement or cash payments by the Loan Parties or any Subsidiary thereof.

(b) Section 1.1 of the Credit Agreement is hereby amended to amend and restate the defined terms below, as follows:

“Change of Control”: (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the ordinary voting power for the election of the members of the board of directors or other equivalent governing body of the Borrower (determined on a fully diluted basis); (b) occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (i) directors of the Borrower on the date of this Agreement or nominated, or appointed by the board of directors of the Borrower or (ii) appointed by directors so nominated, or appointed; (c) at any time, the Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of each of its Subsidiaries (other than as a result of a transaction permitted under Section 7.4), free and clear of all Liens (other than Liens permitted under this Agreement) or (d) a “change of control”, “fundamental change” or term of similar import occurs under any Convertible Note Document.

“Disposition”: with respect to any property (including, without limitation, Capital Stock of the Borrower or any of its Subsidiaries), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer, encumbrance or other disposition thereof and any issuance of Capital Stock of the Borrower or any of its Subsidiaries. The terms “Dispose” and “Disposed of shall have correlative meanings. For the avoidance of doubt, none of (x) the sale of any Permitted Convertible Notes and of any Permitted Warrant Transaction, (y) the performance of any Loan Party’s obligations under any Permitted Convertible Indebtedness or Permitted Warrant Transaction or (z) the settlement, unwind or termination of any Permitted Bond Hedge Transaction, in each case, to the extent otherwise permitted pursuant to this Agreement, shall constitute a Disposition.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business not overdue by more than one hundred and twenty (120) days, but, including earn-out obligations to the extent such obligations are due and payable and become a liability on the balance sheet of such Person in accordance with GAAP), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Stock, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) the net obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Notwithstanding anything to the contrary in the foregoing, any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction, in each case, shall not constitute Indebtedness of any Loan Party.

(c) Section 6.9 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“6.9 Operating Accounts. Maintain the Borrower’s and their Subsidiaries’ depository and operating accounts and securities accounts (other than Excluded Accounts) located in the United States and Canada with CIBC or with CIBC’s Affiliates; provided that, the proceeds of the Permitted Convertible Notes may be maintained in Deposit Accounts or Securities Accounts outside of CIBC or CIBC’s Affiliates so long as such accounts are subject to a Control Agreement within sixty (60) days of the First Amendment Closing Date (or such longer period as may be agreed to by the Administrative Agent in its sole discretion).”

(d) Section 7.2 of the Credit Agreement is hereby amended to add a new clause (m) as follows:

“(m) unsecured Indebtedness under the Permitted Convertible Notes; provided that at the time of issuance thereof and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.”

(e) Section 7.6 of the Credit Agreement is hereby amended to add a new subsection (f) as follows:

“(f) any Group Member may make Restricted Payments in connection with (i) the issuance of the Permitted Convertible Notes, (ii) the entry into, and the payment of the premium of, the Permitted Bond Hedge Transactions and Permitted Warrant Transactions, (iii) the issuance of the Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower) and payment of cash in lieu of fractional shares in connection with the conversion, exercise, repurchase, redemption, settlement or early termination or cancellation of the Permitted Convertible Notes or in connection with any Permitted Warrant Transaction (provided, that the actions set forth in this clause (f)(iii) shall be permitted regardless of whether any Event of Default has occurred hereunder), or (iv) any payments made in accordance with Section 7.25.”

(f) Section 7.8 of the Credit Agreement is hereby amended to add a new clause (l) as follows:

“(l) any Permitted Bond Hedge Transaction.”

(g) Section 7.13 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“7.13 Swap Agreements. Enter into any Swap Agreement, except (a) Specified Swap Agreements which are entered into by a Group Member to (i) hedge or mitigate risks to which such Group Member has actual exposure (other than those in respect of Capital Stock), or (ii) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Group Member, and (b) any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction.”

(h) Section VII of the Credit Agreement is hereby amended to add a new Section 7.25 at the end thereof as follows:

“7.25 Convertible Note Documents. Make or cause to be made any cash payment or cash settlement in respect of any Permitted Convertible Notes, Permitted Bond Hedge Transactions or Permitted Warrant Transactions, except for:

(a) Payment of (i) reasonable and customary fees and expenses (including, without limitation, any initial purchasers’ discount, any indemnification, contribution and other contractual obligations owed to any initial purchasers and any fees of financial advisors to the Borrower) incurred in connection with the Permitted Convertible Notes, Permitted Bond Hedge Transactions or Permitted Warrant Transactions and (ii) payment of cash in lieu of fractional shares in connection with the conversion of the Permitted Convertible Notes provided, however, that no such payments shall be permitted pursuant to this clause (a)(ii) if an Event of Default has occurred and is continuing or would result therefrom;

(b) Payment of any regularly scheduled cash interest payments in respect of the Permitted Convertible Notes; provided, however, that no such payments shall be permitted pursuant to this clause (b) if an Event of Default has occurred and is continuing or would result therefrom; and

(c) Payment of the initial purchase price for each Permitted Bond Hedge Transaction; provided that such purchase price less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the issuance of the Permitted Convertible Notes issued in connection with such Permitted Bond Hedge Transaction.”

(i) Section 8.1(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(e) (i) any Group Member shall (A) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Obligations) on the scheduled or original due date with respect thereto; (B) default in making any payment of any interest, fees, costs or expenses on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; (C) default in making any payment or delivery under any such Indebtedness constituting a Swap Agreement beyond the period of grace, if any, provided in such Swap Agreement; or (D) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (1) cause, or to permit the holder or beneficiary of, or, in the case of any such Indebtedness constituting a Swap Agreement, counterparty under, such Indebtedness (or a trustee or agent on behalf of such holder, beneficiary, or counterparty) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (in the case of any such Indebtedness constituting a Swap Agreement) to be terminated, or (2) to cause, with the giving of notice if required, any Group Member to purchase, redeem, mandatorily prepay or make an offer to purchase, redeem or mandatorily prepay such Indebtedness prior to its stated maturity; provided that, unless such Indebtedness constitutes a Specified Swap Agreement, a default, event or condition described in clauses (i)(A), (B), (C), or (D) of this Section 8.1(e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in any of clauses (i)(A), (B), (C), or (D) of this Section 8.1(e) shall have occurred with respect to Indebtedness, the outstanding principal amount (and, in the case of Swap Agreements, other than Specified Swap Agreements, the Swap Termination Value) of which, individually or in the aggregate for all such Indebtedness, exceeds $500,000; or (ii) the occurrence of any event of default under any terms or provisions of any Convertible Note Document, or the occurrence of any event requiring the prepayment in cash of any Permitted Convertible Note (other than payments permitted pursuant to Section 7.25(c)); provided that this clause (e) shall not apply to any conversion of the Permitted Convertible Notes into common stock of the Borrower (or other securities following a merger event, reclassification or other change of the common stock of the Borrower) and cash in lieu of fractional shares of common stock of the Borrower, or the satisfaction or occurrence of any condition the sole result of which is to give rise such conversion or a right on behalf of the holders of the Permitted Convertible Notes to require such conversion; or”

SECTION 2. Conditions to Effectiveness. This First Amendment shall become effective on the first date (the “First Amendment Closing Date”) when, and only when, each of the applicable conditions set forth below have been satisfied (or waived) in accordance with the terms hereof:

(a) this First Amendment shall have been executed and delivered by each Loan Party, Lenders constituting all of the Required Lenders and the Agent;

(b) the representations and warranties contained in the Credit Agreement or in any Loan Document shall be true and correct in all material respects on and as of the First Amendment Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; provided that, in each case, such materiality qualifiers shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the test thereof;

(c) no Default or Event of Default exists as of the First Amendment Closing Date; and

(d) the Agent shall have received all accrued and reasonable fees, costs and expenses (including reasonable and documented out-of-pocket legal fees and expenses) and other amounts due and payable in connection with this First Amendment on or prior to the First Amendment Closing Date.

SECTION 3. Representations and Warranties.

(a) Each Loan Party (a) is duly incorporated, formed or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization, as applicable, (b) has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, to own and lease its property and (c) is qualified and in good standing to do business in every jurisdiction where such qualification or status is required, except such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) This First Amendment is within each Loan Party’s powers and has been duly authorized by all necessary action on the part of such Loan Party. This First Amendment has been duly executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to the Bankruptcy Code or any other state or federal bankruptcy or insolvency law, other laws affecting creditors’ rights generally and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c) The execution, delivery and performance by the Loan Parties of the First Amendment (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Operating Documents of any Loan Party, and (c) will not violate any Requirement of Law except, individually or in the aggregate, where such violation would not reasonably be expected to result in a Material Adverse Effect.

SECTION 4. Reaffirmation of the Loan Parties. The Borrower, on behalf of each Loan Party hereby consents to the amendment of the Credit Agreement effected hereby and confirms and agrees that, notwithstanding the effectiveness of this First Amendment, each Loan Document is, and the obligations of each Loan Party contained in the Credit Agreement, this First Amendment and in any Loan Document to which it is a party are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, in each case as amended by this First Amendment. For greater certainty and without limiting the foregoing, each Loan Party hereby confirms that the existing security interests granted by each Loan Party in favor of the Secured Parties pursuant to the Loan Documents in the Collateral described therein shall continue to secure the Obligations of the Loan Parties under the Credit Agreement and the Loan Documents as and to the extent provided in the Loan Documents.

SECTION 5. Amendment, Modification and Waiver. This First Amendment may not be amended, modified or waived except in accordance with Section 10.1 of the Credit Agreement.

SECTION 6. Entire Agreement. This First Amendment, the Credit Agreement, and the Loan Documents constitute the entire agreement among the parties hereto relating to the subject matter hereof and thereof and supersede all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. Except as expressly set forth herein, this First Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Credit Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. It is understood and agreed that each reference in each Loan Document to the Credit Agreement, whether direct or indirect, shall hereafter be deemed to be a reference to the Credit Agreement as amended hereby and that this First Amendment is a Loan Document. This First Amendment shall not constitute a novation of any amount owing under the Credit Agreement and all amounts owing in respect of principal, interest, fees and other amounts pursuant to the Credit Agreement and the Loan Documents shall, to the extent not paid or exchanged on or prior to the First Amendment Closing Date, shall continue to be owing under the Credit Agreement or such Loan Documents until paid in accordance therewith.

SECTION 7. Headings. Section headings used herein are for convenience of reference only, are not part of this First Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this First Amendment.

SECTION 8. Severability. If any provision of this First Amendment is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this First Amendment shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 9. Counterparts. This First Amendment may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by fax or other electronic transmission of an original executed counterpart of this First Amendment shall be effective as delivery of an original executed counterpart of this First Amendment.

SECTION 10. Governing Law. This First Amendment is executed pursuant to the Credit Agreement and shall be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement. The provisions contained in Section 10.13 (Governing Law) and Section 10.14 (Submission to Jurisdiction; Waivers) of the Credit Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety, mutatis mutandis.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

TRANSMEDICS GROUP, INC.

By:	/s/ Stephen Gordon
Name:	Stephen Gordon
Title:	Chief Financial Officer, Treasurer and Secretary

[Signature Page to First Amendment to Credit Agreement]

ADMINISTRATIVE AGENT:

CANADIAN IMPERIAL BANK OF COMMERCE

By:	/s/ Joseph Hammer
Name:	Joseph Hammer
Title:	Assistant General Manager

By:	/s/ Ramin Ganjavi
Name:	Ramin Ganjavi
Title:	Authorized Signatory

[Signature Page to First Amendment to Credit Agreement]

LENDERS:

CANADIAN IMPERIAL BANK OF COMMERCE, as a Lender

By:	/s/ Joseph Hammer
Name:	Joseph Hammer
Title:	Assistant General Manager

By:	/s/ Ramin Ganjavi
Name:	Ramin Ganjavi
Title:	Authorized Signatory

[Signature Page to First Amendment to Credit Agreement]